Gaither Rutherford & Co., LLP
Certified Public Accountants and Consu1tants
111 MAIN STREET - P.O. BOX 3526 - EVANSVILLE, INDIANA 47734-3526
TELEPHONE (812) 428-2600 FAX (812) 422-2019



Independent Auditors' Report


Board of Directors
CSB Bancorp

We have audited the accompanying consolidated balance sheet of CSB Bancorp and Subsidiary as of December 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSB Bancorp and Subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


Gaither Rutherford & Co., LLP

February 16, 1998